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                                                                    EXHIBIT 10.3

                         WEB SITE DEVELOPMENT AGREEMENT

                  This Web Site Development Agreement ("Agreement") is made by and between IParty, Corp. with its principal place of business at 1350 Avenue of Americas, New York, NY 10019 ("CLIENT") and Fry Multimedia ("Fry"), a wholly owned subsidiary of Fry Communications, Inc., with its principal place of business at 3971 South Research Park Drive, Ann Arbor, MI 48108.

                  WHEREAS, CLIENT desires to retain Fry to develop the World Wide Web site (the "Web Site") for CLIENT as described in the Work Plan (as defined in Section 1 below);

                  WHEREAS, Fry desires to undertake the development of the Web Site and agrees to do so under the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

                  Section 1. Work Plan. Fry has prepared a Work Plan for the Web Site which includes the following:

                  (a)      a description of services to be provided by Fry;

                  (b) a listing of all items to be delivered to CLIENT (the "Deliverables");

                  (c) a schedule containing a delivery date for each Deliverable; and

                  (d) a schedule setting forth the amount and timing of Fry's compensation, including provisions for payment of Fry's reasonable travel expenses.

                  Fry shall deliver the Work Plan to CLIENT. Upon approval of the Work Plan by CLIENT, it will be attached as Exhibit A and will become part of this Agreement. Fry shall immediately commence development of the Web Site in conformity to the Work Plan.

                  Section 2. Payment. The total contract price for the Web Site shall be as set forth in the Work Plan and shall be payable in installments according to the payment schedule set forth therein. Each installment shall be payable upon completion of each project phase by Fry and acceptance by CLIENT. If this agreement is terminated pursuant to Section 13 prior to completion of Exhibit A - Web Site Work Plan and Costs, Deliverable and Payment Schedule becomes null and void and CLIENT is responsible only for payments as outlined in
Section 13.

                  Section 3. Changes in Project Scope. If at any time following acceptance of the Work Plan, CLIENT should desire to change the specifications or other elements of the Work Plan, CLIENT shall submit to Fry a written proposal specifying such changes. Fry shall evaluate each such proposal and shall submit to CLIENT a written response within ten (10) working days following receipt thereof. Fry's response shall include a statement of the availability of its personnel and resources, as well as the effect the proposed changes will have on the price, delivery dates or warranty provisions of this Agreement.

                  Any changes to the Work Plan shall be evidenced by a "Work Plan Amendment." The Work Plan Amendment shall be signed by authorized representatives of CLIENT and Fry, and shall be deemed a part of this Agreement. If Fry does not approve the Work Plan Amendment, it shall not be obligated to perform any additional services thereunder.

                  Section 4. Delays. Fry recognizes and agrees that its failure to deliver the Web Site according to the Work Plan's delivery schedule will result in expense and damage to CLIENT. Fry shall inform CLIENT immediately of any anticipated delays in the delivery schedule and of the actions being taken to assure completion of the Web Site within such schedule. If any delivery date is missed, CLIENT may, at its sole option, declare a default under this Agreement and may pursue all remedies set forth in Section 13. CLIENT may not declare a default thereunder if such delay is caused by any action or failure to act of CLIENT.

                  Section 5. Acceptance Testing. Upon completion of the Web Site and the delivery of all items required to be provided under the Work Plan, CLIENT shall have thirty (30) days from such completion to inspect, test and evaluate the Web Site to determine whether it satisfies the acceptance criteria set forth in the Work Plan.

                   If the Web Site does not satisfy the acceptance criteria, CLIENT shall give Fry written notice stating why the Web Site is unacceptable. Fry shall have ten (10) days from the receipt of such notice to correct the deficiencies. CLIENT


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shall then have ten (10) days to inspect, test and reevaluate the Web Site. If the Web Site still does not satisfy the acceptance criteria, CLIENT shall have the option of either: (1) repeating the procedures set forth above, or (2) terminating this Agreement pursuant to Section 13.

                  If and when the acceptance tests establish that the Web Site complies with the acceptance criteria, CLIENT shall notify Fry that it accepts the Web Site. The date of such notification shall be the date on which CLIENT shall be obligated to make the final payment specified in the schedule set forth in the Work Plan.

                  Quality Assurance. Fry will test the Web Site with the following browsers: Netscape (Macintosh and Windows), America Online (Macintosh and Windows), and Microsoft's Internet Explorer. Fry will notify CLIENT of any deficiencies with the Web Site under any of these browsers and CLIENT will notify Fry if it notices deficiencies. Fry will fix these deficiencies at no charge in the event that Fry did not notify CLIENT in advance that its intended design would lead to said deficiencies. If Fry has notified CLIENT in advance, CLIENT will be liable for the cost of any necessary changes to the site.

                  Section 6. Authority. Fry hereby represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized and that the Agreement is a legal, valid and binding agreement of Fry, enforceable in accordance with its terms. Fry further represents that this Agreement does not breach or violate any agreement to which it is a party or to which it is bound.

                  Section 7. Rights to Work Product. Fry hereby acknowledges that the Deliverables and any other documentation, materials or intellectual property thereunder (collectively, the "Work Product") are works which have been specifically commissioned by CLIENT and are "work made for hire" for CLIENT and CLIENT shall own all right, title, and interest therein. CLIENT shall be considered the author of the Work Product for purposes of copyright and shall own all the rights in and to the copyright of the Work Product and, as between Fry and CLIENT, only CLIENT shall have the right to obtain a copyright registration on the same which CLIENT may do in its name, its trade name or the name of its nominees(s). Accordingly, among other things, CLIENT is the author and owner of the Work Product and shall have the sole and exclusive rights to do and authorize any and all of the acts set forth in Section 106 of the Copyright Act with respect to the Work Product and any derivatives thereof, and to secure any and all renewals and extensions of such copyrights. Fry retains no right to use the Work Product and agrees not to challenge the validity of CLIENT's ownership in the Work Product. To the extent CLIENT does not own such Work Product as a work made for hire, Fry hereby assigns, transfers, releases and conveys to CLIENT all rights, title and interest to such Work Product, including but not limited to all other patent rights, copyrights, and trade secret rights. Fry agrees to execute all documents requested by CLIENT to further evidence the foregoing assignment and to provide all reasonable assistance to CLIENT in perfecting or protecting rights in such Work Product.

                  Section 8. Ownership of Background Technology. CLIENT acknowledges that Fry owns, holds a license to use and sublicense, or has all required permissions or consents, to use all pre-existing development tools, routines, subroutines and other programs, data and materials that Fry may include in the Web Site developed under this Agreement. This material shall be referred to hereafter as "Background Technology." Fry's Background Technology includes those items identified in Exhibit B attached hereto.

                  CLIENT agrees that Fry shall retain any and all rights Fry may have in the Background Technology. To the extent legally possible, Fry hereby grants to CLIENT an unrestricted, nonexclusive, perpetual, fully paid-up worldwide license to use the Background Technology exclusively in the Web Site developed and delivered to CLIENT under this Agreement.

                  Section 9.     Representations and Warranties.

                  (a) Warranty of Web Site Performance: Fry represents and warrants that, for one (1) year, not withstanding subsection 9(f) below, following acceptance of the Web Site by CLIENT, the Web Site will be free from programming errors and defects in workmanship and materials, and will conform to the specifications in the Work Plan. If programming errors or other defects are discovered during the warranty period, Fry shall promptly remedy them at its expense.

                  (b) Warranty of Title: Fry represents and warrants that it owns and has the complete right to license, convey title without any encumbrances to the Web Site, Background Technology and Deliverables covered by this Agreement. Fry further represents and warrants that it has obtained all required registrations, permissions and consents from all third parties necessary to deliver the Web Site, Background Technology and Deliverables. Fry shall not grant any rights or licenses to any intellectual property or technology that would conflict with its obligations or CLIENT's rights under this Agreement.


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                  (c) Warranty Against Disablement: Fry expressly represents and warrants that no portion of the Web Site contains or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable the Web Site or computer system.

                  (d) Warranty of Compatibility: Fry represents and warrants that the Web Site shall be compatible with CLIENT's hardware and software as set forth in the specifications in the Work Plan.

                  (e) Warranty Against Intellectual Property Infringement: Fry represents that the Web Site, Background Technology used in the Web Site and Deliverables shall not infringe on the trademark, copyright, patent, trade secrets or any other rights of any third party. To the extent the Web Site, Background Technology used in the Web Site or the Deliverables infringe upon the rights of any third party, Fry shall obtain a license, at Fry's expense, or consent from such third party permitting the use of the Web Site, Background Technology and Deliverables by both Fry and CLIENT for the term of this contract.

                  (f) Fry hereby warrants that each hardware, software, and firmware product delivered under this contract and listed below shall be able to accurately process date/time data (including but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/ time data with it. If the contract requires that specific listed products must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those listed products as a system. The duration of this warranty and the remedies available to the CLIENT for breach of this warranty shall survive and supplement the terms and limitations of the contractor's standard commercial warranty or warranties contained in this contract, provided that notwithstanding any provision to the contrary in such commercial warranty or warranties, the remedies available to the CLIENT under this warranty shall include repair or replacement of any listed product whose non-compliance is discovered and made known to the contractor in writing within ninety(90) days after such discovery. Nothing in Ws warranty shall be construed to limit any rights or remedies the CLIENT may otherwise have under this contract with respect to defects other than Year 2000 performance.

                  Section 10.     Indemnity.

                  (a) Indemnification Against Liability for Infringement: Fry shall indemnify CLIENT and any of its of firers, directors, employees or agents against all claims, liabilities, costs, damages, fees and expenses (including reasonable attorney fees) arising from any breach or alleged breach of warranty under this Agreement or any claim or suit alleging infringement by the Web Site, Background Technology or Deliverables of any patent, copyright, trade secret or trademark rights or any other rights of any third party for so long as Web Site is in existence and 5 years thereafter. CLIENT shall promptly notify Fry in writing of any third party claim or suit and Fry shall have sole control of the defense of any such action and all negotiations for its settlement of compromise. CLIENT may participate at its own expense in the defense of any such action at its sole discretion.

                  (b) Indemnification of CLIENT Against Personal Injury and Property Damage: Fry shall indemnify CLIENT and any of its officers, directors, employees or agents against any and all liability for personal injuries or physical property damage (excluding damage to CLIENT's data) arising out of the performance of this Agreement by Fry or its employees, agents or representatives for so long as Web Site is in existence and 5 years thereafter.

                  (c) Indemnity by CLIENT: CLIENT shall indemnify Fry and any of its officers, directors, employees or agents against all claims, liabilities, costs, damages, fees and expenses (including reasonable attorney's fees) arising from any action based upon any content on the Web Site that is solely provided by CLIENT for so long as Web Site is in existence and 5 years thereafter

                  Section 11.     Confidentiality:

                  (a) Confidential Information: For purposes of this Agreement, the term "Confidential Information" means all information that is not generally known by the public and that: (i) is obtained by Fry from CLIENT, or that is learned, discovered, developed, conceived, originated, or prepared by Fry during the process of performing this Agreement to CLIENT, and (ii) relates directly to the business or assets of CLIENT. The term "Confidential Information" shall include, but shall not be limited to: the reports described in Section 17, inventions, discoveries, trade secrets, and know-how; computer software code, designs, routines, algorithms, and structures; product information; research and development


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information; lists of clients and other information relating thereto; financial data and information; business plans and processes; and any other information of CLIENT that CLIENT informs Fry, or that Fry should know by virtue of its position, is to be kept confidential.

                  (b) Obligation of Confidentiality: During the term of this Agreement with CLIENT, and for five years thereafter, Fry agrees that it will not disclose to others, use for its own benefit or for the benefit of anyone other than CLIENT, or otherwise appropriate or copy, any Confidential Information, whether or not developed by Fry, except as required in the performance of its obligations to CLIENT thereunder. The obligations of Fry under this paragraph shall not apply to any information that becomes public knowledge through no fault of Fry.

                  Section 12. Term of Agreement. This Agreement commences on the date it is executed and shall continue for the period of one year or for as long as Fry performs services pursuant to this Agreement, whichever is longer.

                  Section 13. Termination of Agreement. This Agreement may be terminated by CLIENT at its sole election upon ten (10) days prior written notice to Fry. Upon such termination, all amounts owed to Fry under this Agreement for work in accordance with the Work Plan and performed to completion, along with all remaining months hosting fees, if applicable, shall become due and payable. At such time, Fry shall deliver all completed work to CLIENT in the form of a Digital Audio Tape (DAT) compatible with Unix "tar" format so that CLIENT may ask a third-party to reconstruct the Web Site.

                  If this Agreement is terminated by CLIENT because of Fry's default of its obligations thereunder, CLIENT may:

                  (a) require Fry to immediately deliver to CLIENT all Work Product developed by Fry under this Agreement and pay Fry all amounts owed for the work performed and completed under this Agreement and accepted by CLIENT, whereupon CLIENT shall have complete right, title and interest in such work and all rights, permissions and licenses granted to CLIENT by Fry under this Agreement shall continue, in perpetuity as royalty-free and full paid rights; and

                  (b) pursue all legal and equitable remedies against Fry.

                  If Fry terminates this Agreement because of CLIENT's default, after a ten (10) day written notice to CLIENT and a reasonable opportunity to cure, Fry may require:

                  (a) CLIENT to pay all amounts then due to Fry under this Agreement for any work which has been completed and accepted by CLIENT, whereupon CLIENT shall have complete right, title and interest in such work and all rights and licenses granted to CLIENT by Fry under this Agreement shall survive as royalty-free and full paid-up; and

                  (b) pursue all legal and equitable remedies against CLIENT.

                  Section 14. Assignment. Neither party may assign or subcontract its rights or obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

                  Section 15.     General Provisions.

                  (a) Complete Agreement: This Agreement together with all exhibits, appendices or other attachments, is the sole and entire Agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior understandings, agreements and documentation relating to such subject matter. In the event of a conflict between the; provisions of the main body of this Agreement and any attached exhibits, appendices or other materials, this Agreement shall take precedence.

                  (b) Modification to Agreement: Modifications and amendments to this Agreement shall be enforceable only if they are in writing and are signed by authorized representatives of both parties.

                  (c) Waiver: No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

                  (d) No Agency: Nothing contained herein will be construed as creating any agency, partnership, joint venture or other form of joint enterprise between the parties.

                  (e) Independent Contractor: The parties acknowledge that Fry shall perform its obligations thereunder as an independent contractor. The manner and method of performing such obligations will be under Fry's sole control and


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discretion. CLIENT's sole interest is in the result of such services. It is also expressly understood that Fry's employees and agents, if any, are not CLIENT's employees or agents, and have no authority to bind CLIENT by contract or otherwise. CLIENT shall make no deduction from any payments due Fry thereunder for federal and state tax purposes. In the event that CLIENT is found liable for Social Security, withholding, insurance, or other such taxes, CLIENT shall have the right to immediately recover such amount from Fry.

                  (f) Notices: All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, or five (5) days after being deposited in the United States mail, postage prepaid and addressed as follows, or to such other address as each party may designate in writing:

                  CLIENT:           IParty, Corp.
                                    1350 Avenue of Americas
                                    New York, NY 10019
                                    Attn.: Bryon Hero

                  FRY:              Fry Multimedia
                                    3971 South Research Park Drive
                                    Ann Arbor, MI 48108
                                    Attn.: David Fry

                  (g) Reasonable Costs: In the event of any controversy concerning or related to this Agreement or the performance of this Agreement, the prevailing party shall be entitled to recover its reasonable expenses (including reasonable attorney's fees) incurred in resolving such controversy, in addition to any other relief that may be available.

                  (h) Applicable Law: This Agreement will be governed by the laws of the State of Michigan.

                  (i) Severability: If any provision of this Agreement is held invalid, void or unenforceable under any application statute or rule of law, it shall to that extent be deemed omitted, and the balance of this Agreement shall be enforceable in accordance with its terms.

                  (j) Time of the Essence: Time is of the essence in performance of the covenants of the parties thereunder, including without limitation delivery covenants to be performed by the CLIENT and Fry.

                  (k) Bankruptcy: If either party hereto (a) shall be adjudicated a bankrupt or an order appointing a receiver of it or of the major part of its property shall be made, or an order shall be made approving a petition or answer seeking its reorganization under any applicable bankruptcy law, and in any such case shall not be stayed within 10 days, or (b) shall institute proceedings for a voluntary bankruptcy or apply for or consent to the appointment of a receiver of itself or its property, or shall make an assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, for the purpose of seeking a reorganization under the federal bankruptcy laws or otherwise, then in any one or more of such events listed in (a) or (b) above, the other party may terminate this agreement by giving at least 10 days prior notice.

Each party represents and warrants that on this date they are duly authorized to bind their respective principals by their signature below

Fry Multimedia                          IParty Corp.

Signed: /s/ David Fry                   Signed: /s/ B.A. Hero
       ----------------------------            ---------------------------------

Name:                                   Name: B.A. Hero
     ------------------------------          -----------------------------------

Title:                                  Title: CEO
      -----------------------------           ----------------------------------

Date:                                   Date: 7/6/98
     ------------------------------          -----------------------------------


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                       Deliverable and Payment Schedule

         Deliverable                     Date               Payment*
-------------------------------------------------------------------------------
Accepted Work Plan, signed contract     3/20/98             $30,000

        Additional Payments           Monthly on    Payment will be based on
                                       the 20th      the work completed to
                                                    date in comparison to the
                                                     payments already made.
--------------------------------------------------------------------------------
       Final Web Site Launch            8/2/98       $2,500 plus additional
                                                    cost for site development
                                                     (includes first month
                                                           of hosting)
--------------------------------------------------------------------------------
     Next Month's Hosting Fee           9/2/98                $2,500
--------------------------------------------------------------------------------

*Payment figures are based on charges outlined in Exhibit A. Each payment associated to a Deliverable will also include any associated extra expenses due at that time, which may include data conversion costs, shipping costs, requested hourly labor, and documented travel expenses.

Payment due at Site Launch will be based on work done to date under the terms of this Agreement, minus payments already made to date.

After Site Launch, charges for maintenance and updates will be invoiced monthly. Terms will be Net 30.


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                           Exhibit A--IParty, Corp.

                         Web Site Work Plan and Costs

                                   (7/6/98)

-------------------------------------------------------------------------------
                        Function                                         Cost
-------------------------------------------------------------------------------
Web Site Strategy and Analysis - Includes a needs assessment meeting    $4,800
in which project goals, objectives and technical requirements will be discussed with client. A flowchart and work schedule will result from these meetings. This includes 24 hours of work. Additional hours will be billed at the rates specified below. Fry will notify CLIENT if changes will result in additional charges beyond the initially specified amount.

Web Site Design- As outlined in the iParty Service and Feature           $9,100
Specification document dated March 12, 1998. This includes 60 hours of work. Additional hours will be billed at the rates specified below.
Fry will notify CLIENT if changes will result in additional charges beyond the initially specified amount.

Web Site Interaction Design - As outlined in the iParty Service and     $77,750
Feature Specification document dated March 12, 1998. This includes
490 hours of work. Additional hours will be billed at the rates specified below. Fry will notify CLIENT if changes will result in additional charges beyond the initially specified amount.

Launch - This includes 24 hours of work. Additional hours will be        $3,400
billed at the rates specified below. Fry will notify CLIENT if changes will result in additional charges beyond the initially specified amount.

Monthly Hosting - this include 8 hours of changes to the site.    $2,500 monthly

      Default  Hourly Rates if the actual hours exceed the contracted hours stated above. These hourly rates will be used for
                additional work not specifically quoted.

Web Site Creative development                                     $175 per hour
Web Site Graphic Design                                           $175 per hour
Web Site Account Executive/HTML Creation/HTML Editing             $125 per hour
Web Site Programming                                              $175 per hour
Web Advertising Banner Ad creation                                 $175/hour
Web Advertising Banner Ad Placement                                Cost + 15%
-------------------------------------------------------------------------------

Costs do not include standard data conversion charges, which are: $5 per 1000 characters of non-electronic text, $20 per image or electronic image that needs cropping or other retouching . After a page goes live, updates are billed as "standard" charges as outlined above. Fry will also not be responsible for shipping costs incurred in returning items to CLIENT or its agents.

If travel is required (subsequent to prior written agreement and approval by CLIENT) on the part of Fry personnel to complete their work for this Agreement, CLIENT agrees to pay their reasonable and documented travel expenses.

Other features will be quoted on a "per item" basis before work begins.


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                       Exhibit B--Background Technology

         o   Custom usage tracking software

         o   WAIS(TM) Text Search Engine

         o Online Commerce System, including integration with WAIS(TM) and CheckFree(TM)

         o   Online Bulletin Board, Discussion System

         o   Oracle 7 RDBMS

         o   Real Audio Server, Versions 1 and 2

         o   Microsoft Merchant Online Commerce System